Mail Stop 3561

								February 3, 2006

 Via Fax & U.S. Mail

 Mr. Leif Johansson
   President and Chief Executive Officer
 VOLVO CORPORATION
 S-405 08 Goteborg
 Goteborg, Sweden

 	Re:	Volvo Corporation
 		Form 20-F for Fiscal Year Ended December 31, 2004
 		File No. 0-12828

Dear Mr. Johansson:

	We have completed our review of your Form 20-F solely with respect to the statement of cash flow presentation of cash receipts from the sale of inventory and have no further comments at this time.

      Sincerely,



								David R. Humphrey
								Accounting Branch Chief
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